May 2, 2013

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Solid First Quarter

On April 29, the Federal Home Loan Bank of New York released its unaudited financial highlights for the first quarter of 2013. Your Home Loan Bank has followed up a strong 2012, which included a particularly productive first quarter, with continued solid performance through the first three months of this year. Net income for the first quarter of 2013 was $70.0 million, a decrease of $31.9 million, or 31 percent, from net income of $101.9 million for the first quarter of 2012. Return on average equity (“ROE”) for the quarter was 5.28 percent, compared to ROE of 8.17 percent for the first quarter of 2012. The quarter-over-quarter decline in net income was primarily driven by declines in net interest income and net realized and unrealized gains on derivatives and hedging activities during the quarter.

As of March 31, 2013, total assets were $101.9 billion, a decrease of $1.1 billion, or one percent, from total assets of $103.0 billion at December 31, 2012. As of March 31, 2013, advances were $71.7 billion, a decrease of $4.2 billion, or 5.5 percent, from $75.9 billion at December 31, 2012. And as of March 31, 2013, our total capital was $5.4 billion, a decrease of $100 million, or two percent, from December 31, 2012. We grew our unrestricted retained earnings during the quarter by $3.2 million to $800.8 million as of March 31, 2013. We also increased our restricted retained earnings by $14 million during the quarter to $110.2 million as of March 31, 2013. At March 31, 2013, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

A vote on the first quarter 2013 dividend is expected to take place at the meeting of your Board of Directors scheduled for May 9, 2013; if approved, the distribution of the dividend is expected to take place on May 10, 2013.

Advances Average $71.1 Billion in March

Our performance reflects the ongoing importance of our advances bank model. In March 2013, advances averaged $71.1 billion, a decrease of $600 million from February 2013, as our members continued to use Home Loan Bank advances to help meet the responsible banking needs of the communities you serve.

In Washington

Mel Watt Nominated as Director of the FHFA

On May 1, President Obama nominated Congressman Mel Watt for the post of Director of the Federal Housing Finance Agency. Congressman Watt, a Democrat, has represented the 12th District of North Carolina since 1992. The Congressman is a member of the House Judiciary Committee, on which he serves as Ranking Member of the Subcommittee on Intellectual Property, Competition and the Internet. The Congressman is also on the House Financial Services Committee, on which he serves on the Subcommittee on Capital Markets and Government Sponsored Enterprises and the Subcommittee on Financial Institutions and Consumer Credit. If confirmed, Congressman Watt would replace Edward DeMarco, who has served as the agency’s acting director since August 2009, when President Obama designated him for the role. But his confirmation is not certain: while his nomination was greeted with support from Senate Banking Committee Chairman Tim Johnson (D-SD), Senator Bob Corker (R-TN), who also sits on the Senate Banking Committee, criticized the pick by signaling Watt’s confirmation will likely receive opposition in the Senate.

Uncertainty Persists

Our role as a stable source of funding is even more important in these uncertain times. In his April 18 comments before the U.S. Senate Committee on Banking, Housing and Urban Affairs, Acting Director DeMarco discussed the lack of action made on Fannie Mae and Freddie Mac since they were placed in conservatorship nearly five years ago – a challenge that will remain regardless of who leads the FHFA. “The U.S. housing finance system cannot really get going again until we remove this cloud of uncertainty and it will take legislation to do it,” Acting Director DeMarco said in his prepared testimony.

One thing that is certain: the current government role in the mortgage market must be decreased and the private sector role must be increased if any housing recovery is to not only be achievable, but sustainable, as well. The housing market is dominated by Fannie and Freddie in their current outsized role. For it to truly recover, the housing market must be supported by private capital, led by responsible local lenders. But in the current environment, this is no easy task, as Acting Director DeMarco noted: “While FHFA is doing what it can to encourage private capital to return to the marketplace, so long as there are two government-supported firms occupying this space, full private sector competition will be difficult, if not impossible, to achieve.”

But we must achieve this. In his comments before the Senate, Acting Director DeMarco noted that “the benefits of homeownership extend beyond the individual household to the broader aspects of society.” As such, stabilizing our nation’s housing market must be a key issue for our elected officials. We are a nation committed to providing opportunities for homeownership, and we have built this commitment on the foundation of the community lender. These responsible, local institutions offer the stability and dependability that is required to lift the fog of uncertainty.

And just as communities across the nation rely on their local lenders, these lenders rely on the Home Loan Banks for the funding they need to support future growth in those communities. Advances play a crucial role in helping to strengthen the banking system during periods of stability as well as crisis. This role was evident in our most recent financial crisis – a study by the Federal Reserve Bank of New York found that, during the crisis, the Federal Home Loan Bank System was “by far the largest lender to U.S. depository institutions while most of the Federal Reserve’s liquidity operations have been for the benefit of non-depository institutions or foreign financial institutions.” William Dudley, president of the Federal Reserve Bank of New York, added that when the interbank lending market dried up in 2007, depository institutions turned to the Federal Home Loan Bank system for needed liquidity1.

The financial crisis represented the height of uncertainty. But the partnership between the Home Loan Banks and our member-lenders endured. Ours is a partnership that has weathered every market disruption of the past 80 years, and, with more than 7,600 member-lenders in the Federal Home Loan Bank System, one that has benefited every community in the nation. That is the kind of certainty we need to move forward.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

1 “May You Live in Interesting Times,” Remarks of William Dudley, Executive Vice President of the New York Fed, October 17, 2007